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                               EXHIBIT (4)(1)

                       MANAGING CONSULTING AGREEMENT
                                    WITH
                     PETER D. BISTRIAN CONSULTING, INC.

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                     PETER D. BISTRIAN CONSULTING, INC.
                           One East Uwchlan Avenue
                                  Suite 109
                               Exton, PA 19341

                               December 7, 1995

Ms. Debbie Reynolds
Chairman
DEBBIE REYNOLDS HOTEL & CASINO, INC.
305 Convention Center Drive
Las Vegas, Nevada 89109


            RE: MANAGEMENT CONSULTING AGREEMENT


Dear Ms. Reynolds:

     Formalizing our earlier discussions this is to acknowledge and confirm the terms of our Management Consulting Agreement ("Consulting Agreement") as follows:

     1. APPOINTMENT OF PETER D. BISTRIAN CONSULTING, INC. DEBBIE REYNOLDS HOTEL & CASINO, INC. ("DEBI") hereby engages Peter D. Bistrian Consulting, Inc. ("BISTRIAN") and BISTRIAN hereby agrees to render services to DEBI as a management consultant, strategic planner and advisor.

     2. DUTIES. During the term of this Agreement, BISTRIAN shall provide advice to, undertake for and consult with the Company concerning management, marketing consulting, strategic planning corporate organization and structure, financial matters in connection with the operation of the business of the Company, expansion of services, stockholder relations, and shall review and advise DEBI regarding its overall progress, needs and condition. BISTRIAN agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby.

      (a) The implementation of short range and long term strategic planning to fully develop and enhance DEBI's assets, resources, products and services;

      (b) Advise and recommend to DEBI additional services relating to the present business and services provided by DEBI as well as new products and services that may be provided by DEBI.

     3. TERM. The term of this Consulting Agreement shall be for an eight-month period commencing on the date hereof.

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     4. COMPENSATION.  As compensation for its services hereunder, BISTRIAN shall be issued options (the "Options") to purchase up to 486,000 shares of Common Stock, $.0001 par value (the "Shares"), of the Company exercisable at a price of $0.75 per share.

     5. PURCHASE OF SHARES. The exercise price for the Options shall be paid in cash, and appropriate investment restrictions shall be noted against the Shares.

     6. EXPENSES. BISTRIAN shall be entitled to reimbursement by DEBI of such reasonable out-of-pocket expenses as BISTRIAN may incur in performing services under this Consulting Agreement. Any significant expenses shall be approved in advance in writing by DEBI.

     7 REGISTRATION. DEBI agrees to provide BISTRIAN with registration rights at DEBI's cost and expenses and include the underlying shares of Common Stock in a registration statement on Form S-8 to be filed by DEBI with the Securities and Exchange Commission within the proximate future, provided that the Options may not be exercised prior to the registration statement being filed with the SEC.

     8. CONFIDENTIALITY. BISTRIAN will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by DEBI which is acquired by BISTRIAN in the course of its performing services hereunder. (A trade secret is information not generally known to the trade which gives DEBI an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing of pendency of patent applications). Any financial advice rendered by BISTRIAN pursuant to this Consulting Agreement may not be disclosed publicly in any manner without the prior written approval of BISTRIAN.

     9. INDEMNIFICATION. DEBI agrees to indemnify and hold BISTRIAN harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees (collectively the "Liabilities") joint and several, arising out of the performance of this Consulting Agreement, whether or not BISTRIAN is a party to such dispute. This indemnity shall not apply, however, and BISTRIAN shall indemnify and hold DEBI, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that BISTRIAN engaged in gross recklessness and willful misconduct in the performance of its services hereunder which gave rise to the losses, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provisions of this Consulting Agreement shall apply and DEBI shall perform its obligations hereunder to reimburse BISTRIAN for its expenses.) The provisions of this paragraph 8 shall survive the termination and expiration of this Consulting Agreement.

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     10. INDEPENDENT CONTRACTOR.  BISTRIAN and DEBI hereby acknowledge that
BISTRIAN is an independent contractor. BISTRIAN shall not hold itself out as, nor shall it take any action from which others might infer, that it is a partner of, agent of or a joint venturer of DEBI.

     11. MISCELLANEOUS. This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Consulting Agreement cannot be modified or changed, not can any of its provisions be waived except by written agreement signed by all parties. This Consulting Agreement shall be governed by the laws of the State of Nevada. In any event of any dispute as to the terms of this Consulting Agreement, the prevailing party in any litigation shall be entitled to reasonable attorneys' fees.

     Please confirm that the foregoing correctly sets forth our understanding by signing the encloses copy of this letter where provided and returning it to us at your earliest convenience.

                              Very truly yours,

                              PETER D. BISTRIAN CONSULTING, INC.


                              By: ____________________________

                              Its: ___________________________

ACCEPTED AND AGREED TO as
of the ___ day of December 1995

DEBBIE REYNOLDS HOTEL & CASINO, INC.

By: ___________________________
    Todd Fisher, President